EXHIBIT 99.1

Community West Bank Announces CCO Price to Retire February 2018

GOLETA, Calif., Sept. 15, 2017 (GLOBE NEWSWIRE) -- Community West Bancshares, (NASDAQ:CWBC), parent company of Community West Bank, today announced that Kristine D. Price plans to retire on February 28, 2018 as Executive Vice President and Chief Credit Officer.  Ms. Price will assist in the transition to the successor Chief Credit Officer.

“Kristine and I have had the opportunity to work together on three separate occasions throughout her banking career,” said Martin E. Plourd, President and Chief Executive Officer.  “She is a highly skilled, respected and trusted member of our executive team, and has contributed significantly to the growth of our bank and credit quality management.  We wish Kristine well and are thankful for her years of service to Community West Bank.”

About Community West Bank
Community West Bank is the largest publicly traded and only community bank headquartered and serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties with seven full-service banking branch offices in Goleta, Oxnard, San Luis Obispo, Santa Barbara, Santa Maria, Ventura and Westlake Village and a loan production office in Paso Robles.  Founded in 1989, the bank has grown to $785 million in assets at June 30, 2017.  Community West Bank is a wholly owned subsidiary of Community West Bancshares (NASDAQ:CWBC), a financial services company with headquarters in Goleta, California.  In April 2017, Community West Bank was awarded a “Super Premier” rating by The Findley Reports, the highest ranking for a community bank.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.  For more information, visit www.CommunityWestBank.com.

Safe Harbor Disclosure
This release contains forward-looking statements that reflect management’s current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Contact: Martin E. Plourd, President and CEO
(805) 692-4382